                                                                   Exhibit 10.17

                            STOCK PURCHASE AGREEMENT

     AGREEMENT, dated the 14th day of July, 2005, by and among SigmaTron International, Inc., a Delaware corporation ("Buyer"), Able Electronics Corporation, a California corporation (the "Company"), and the shareholders of the Company, all of whom are listed on the signature page hereof (each a "Seller" and collectively, "Sellers").

                              W I T N E S S E T H:

     WHEREAS, Sellers collectively own the Shares (as herein defined), and each Seller individually owns the number of Shares set forth in Schedule 2.1; and

     WHEREAS, each Seller desires to sell to Buyer all of the Shares which such Seller owns, and Buyer desires to purchase such Shares from each Seller, upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 Definitions.

     (a) The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller.

     "Benefit Arrangement" means any employment, severance, change of control or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, stock appreciation or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan, and is entered into, maintained, administered, sponsored or contributed to by the Company or any Subsidiary.

     "Closing Date" means the date of the Closing.

     "Closing Financial Statement Date" means April 3, 2005.

     "Common Stock" means the common stock, no par value, of the Company.

     "Company" means Able Electronics Corporation, formerly known as Brea Electronic Services & Test, Inc., a California corporation.

     "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that is subject to any provision of ERISA, and either (i) is maintained, administered, sponsored or contributed to by the Company or any Subsidiary, or (ii) covers any employee or former employee of the Company or any Subsidiary.

     "Environmental Laws" means any and all statutes, laws, ordinances, regulations and rules, in each case as in effect on the date hereof, that have as their principal purpose the protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Hazardous Substances" means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or identified pursuant to, any Environmental Law.

     "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), computer programs (including source codes) or any other similar type of proprietary intellectual property right.

     "Knowledge of Buyer" or any other similar knowledge qualification in this Agreement means to the actual knowledge of Buyer or as to any of the following individuals, what such individual knows or reasonably should have known in light of such individual's position and responsibilities at Buyer after reasonable inquiry: Gary R. Fairhead and Linda K. Blake.

     "Knowledge of the Company" or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Company or as to any of the following individuals, what such individual knows or reasonably should have known in light of such individual's position and responsibilities at the Company or the Subsidiaries after reasonable inquiry: Roger Nordby, Dave Orosz, Peter Dennis and Roger Mitri.

     "Knowledge of Sellers" or any other similar knowledge qualification in this Agreement means to the actual knowledge of any Seller.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

     "Material Adverse Effect" means a material adverse effect on the assets, financial condition or result of operations of the Company and the Subsidiaries, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby; (ii) changes or conditions affecting the business of the Company generally; or (iii) changes in economic, regulatory or political conditions generally.

     "Material Adverse Effect on Buyer" means a material adverse effect on the assets, financial condition or result of operations of Buyer and its subsidiaries, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby; (ii) changes or conditions affecting the business of Buyer generally; or (iii) changes in economic, regulatory or political conditions generally.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" means two million (2,000,000) shares of Common Stock of the Company.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                          Section
----                                          -------
Accounting Referee                              8.3(b)

Basket Amount                                  10.2(a)

Term                                          Section
----                                          -------
Cap                                            10.2(a)

Claim                                          10.3(a)

Closing                                         2.2(a)

Closing Date Balance Sheet                      2.4(a)

Closing Financial Statements                    2.3

Code                                            8.1

Commission                                      4.9

Company Securities                            3.1.5(b)

Damages                                        10.2(a)

Disclosee                                     12.11(a)

Discloser                                     12.11(a)

Environmental Condition                      3.1.19(e)

Federal Tax                                     8.1

Final Determination                             8.1

Final Required Book Value                       2.4(e)

Indemnifiable Loss                             10.4(b)

Indemnified Party                              10.3(a)

Indemnifying Party                             10.3(a)

Indemnity Payment                              10.4(b)

Intellectual Property Rights                 3.1.14(a)

Term                                          Section
----                                          -------
Liabilities                                   3.1.7(b)

P-Com Claim                                     3.1.20

P-Com Escrow                                    2.2(b)

P-Com Escrow Agreement                         10.7(a)

P-Com Escrow Amount                             2.2(b)

Permitted Liens                              3.1.13(e)

Pre-Closing Tax Period                          8.1

Post-Closing Tax Period                         8.1

Potential Contributor                          10.5

Purchase Price                                  2.1

Regular Escrow                                  2.2(b)

Regular Escrow Agreement                       10.7(b)

Regular Escrow Amount                           2.2(b)

Required Book Value                             2.4(a)

Returns                                         8.2(a)

Seller's Interest                               2.1

Subsidiary Securities                         3.1.6(b)

Tax or Taxes                                    8.1

Tax Asset                                       8.1

Taxing Authority                                8.1

Term                                          Section
----                                          -------
Tax Loss                                        8.6(a)

Third Party Claim                              10.3(a)

2004 Financial Statements                     3.1.7(a)

                                   ARTICLE 2
                                PURCHASE AND SALE

     SECTION 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, at the Closing, the number of Shares set forth opposite that Seller's name on Schedule 2.1. The purchase price for the Shares being sold hereunder (the "Purchase Price") is $12,800,000. The Purchase Price shall be paid as provided in Section 2.2 and shall be subject to adjustment as provided in Section 2.4 and to the escrows described in Section 10.7. The allocation of the Purchase Price among the Sellers (the respective allocation to the Sellers is referred to herein as the "Seller's Interest") and the Sellers' addresses are set forth in Schedule 2.1.

     SECTION 2.2 Closing.

     (a) The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place through exchange of documents on agreed terms on July 12, 2005, and shall be considered completed on the date funded by Buyer's lender after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Sellers may agree. The Closing shall be effective as of 12:01 a.m. on July 1, 2005.

     (b) At the Closing, Buyer shall deliver (i) to Sellers the Purchase Price, less the P-Com Escrow Amount and the Regular Escrow Amount (as defined in subsection (ii) below) in immediately available funds, which delivery shall be satisfied by wire transfer in the amounts and to the bank accounts as shall be designated in a pay proceeds letter addressed to Buyer and its lender prior to the Closing Date and (ii) the amount of Seven Hundred Eighty-Five Thousand Dollars ($785,000) (the "P-Com Escrow Amount") representing the escrow for the P-Com, Inc. account receivable and inventory as described in Section 10.7(a) (the "P-Com Escrow") and One Million Dollars ($1,000,000) (the "Regular Escrow Amount") representing the escrow described in Section 10.7(b) (the "Regular Escrow") in immediately available funds by wire transfer to the "Escrow Account" established pursuant to the Escrow Agreement.

     SECTION 2.3 Closing Financial Statements. Sellers will cause to be prepared and delivered to Buyer the consolidated financial statements of the Company and its Subsidiaries as of April 3, 2005 and the related consolidated statements of operations, change in shareholder equity and cash flow for the year then ended, together with an unqualified report of Armanino McKenna LLP thereon (the "Closing Financial Statements"). The Closing Financial Statements shall (i) fairly represent the consolidated financial position of the Company and the Subsidiaries as at the close of business on the Closing Financial Statement Date and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the period then ended in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with those used in preparation of the 2004 Financial Statements; (ii) include line items substantially consistent with those in the 2004 Financial Statements; and (iii) be prepared in accordance with accounting policies and practices described in Schedule 2.3-1, consistent with those used in the preparation of the 2004 Financial Statements.

     SECTION 2.4 Closing Date Balance Sheet.

     (a) Within thirty (30) days after the Closing Date, Sellers will cause to be prepared (with the assistance as requested of management of the Company and Buyer in accordance with Sections 2.4(d) and 6.2 hereof) a balance sheet of the Company and its Subsidiaries as of June 30, 2005 (the "Closing Date Balance Sheet") and a certificate of Sellers setting forth Sellers' calculation of adjusted book value of net worth as of June 30, 2005, which is required to be a minimum of $3.7 million ("Required Book Value"). The Closing Date Balance Sheet shall (i) fairly represent the consolidated financial position of the Company and the Subsidiaries as at the close of business on June 30, 2005 in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with those used in preparation of the Closing Financial Statements; (ii) include line items substantially consistent with those in the Closing Financial Statements; (iii) be prepared in accordance with accounting policies and practices described in Schedule 2.3-1, and consistent with those used in the preparation of the Closing Financial Statements; and (iv) reflect the Required Book Value calculated in a manner consistent with Schedule 2.3-2.

     (b) If Buyer disagrees with Sellers' calculation of Required Book Value delivered pursuant to Section 2.4(a), Buyer may, within 15 days after delivery of the documents referred to in Section 2.4(a), deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in Sellers' calculation of Required Book Value delivered pursuant to Section 2.4(a).

     (c) If a notice of disagreement shall be duly delivered pursuant to Section 2.4(b), Buyer and Sellers shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Required Book Value, which amount shall not be more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 2.4(a) nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.4(b). If, during such period, Buyer and Sellers are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Sellers (who shall not have any material relationship with Buyer or Sellers) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Required Book Value. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Date Balance Sheet or Sellers' calculation of

Required Book Value as to which Buyer has disagreed. Such independent accountants shall deliver to Buyer and Sellers, as promptly as practicable, a report setting forth their calculation of Required Book Value. Such report shall be final and binding upon Buyer and Sellers. The cost of such review and report shall be borne (i) by Sellers if the difference between Final Required Book Value (as defined in Section 2.4(e)) and Sellers' calculation of Required Book Value delivered pursuant to Section 2.4(a) is greater than the difference between Final Required Book Value and Buyer's calculation of Required Book Value delivered pursuant to Section 2.4(b); (ii) by Buyer if the first such difference is less than the second such difference; and (iii) otherwise equally by Buyer and Sellers.

     (d) Buyer and Sellers agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of Required Book Value and in the conduct of the audits and reviews referred to in this Section 2.4, including without limitation, the making available to the extent necessary of books, records, work papers and personnel (including those of accountants and consultants).

     (e) If Final Required Book Value as finally determined equals or exceeds $3.7 million, there shall be no adjustment to the Purchase Price. If Final Required Book Value is less than $3.7 million, the Purchase Price shall be adjusted to an amount equal to the deficiency and Sellers shall pay to Buyer the deficiency. Sellers shall pay Buyer such amount within 10 days after the Final Required Book Value has been finally determined by delivering a certified or official bank check payable in immediately available funds to Buyer or by causing such payments to be credited to such account of Buyer as Buyer may direct. "Final Required Book Value" means the Required Book Value (i) as shown in Sellers' calculation delivered pursuant to Section 2.4(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Sellers pursuant to Section 2.4(c), or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to
Section 2.4(c); provided that in no event shall Final Required Book Value be more than Sellers' calculation of Required Book Value delivered pursuant to
Section 2.4(a) or less than Buyer's calculation of Required Book Value delivered pursuant to Section 2.4(b). In no event shall any adjustment of the Purchase Price under this Section 2.4 cause an adjustment to the Required Book Value.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

     SECTION 3.1 Representations and Warranties of the Company and Sellers. Each of the Company and Sellers represents and warrants to Buyer as of the date hereof that:

          SECTION 3.1.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.1.2 Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is the valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

          SECTION 3.1.3 Government Authorization. The execution, delivery and performance by the Company and Sellers of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

          SECTION 3.1.4 Noncontravention. The execution, delivery and performance by the Company and Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or bylaws of the Company or any Subsidiary; (ii) assuming compliance with the matters referred to in Section 3.1.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not have a Material Adverse Effect; (iii) except as disclosed in Schedule 3.1.4 require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sellers or the Company or any Subsidiary or to a loss of any benefit to which Sellers or the Company or any Subsidiary is entitled under any provision of any agreement or other instrument binding upon Sellers or the Company or any Subsidiary; or
(iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except for any Permitted Liens.

          SECTION 3.1.5 Capitalization.

     (a) The authorized capital stock of the Company consists of five million (5,000,000) shares of Common Stock, all of which is voting stock. As of the date hereof, there are two million (2,000,000) shares of voting Common Stock issued and outstanding.

     (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) shares of capital stock or voting securities of the Company other than the Shares; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or
(iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.1.5(b)(i), 3.1.5(b)(ii) and 3.1.5(b)(iii) being referred to collectively as the "Company Securities"). Except as disclosed in Schedule 3.1.5, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

          SECTION 3.1.6 Subsidiaries.

     (a) Each corporate Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation or formation are identified on Schedule 3.1.6(a).

     (b) Except as disclosed in Schedule 3.1.6(b) as to each of the representations of this Section 3.1.6, (i) all of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien, and (ii) there are no outstanding (y) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (z) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.1.6(b)(i) and 3.1.6(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          SECTION 3.1.7 Financial Statements.

     (a) The audited consolidated financial statements for the year ended April 4, 2004, and the related audited consolidated statements of income and cash flows for the year ended April 4, 2004 of the Company and the Subsidiaries (the "2004 Financial Statements"), the Closing Financial Statements and the Closing Date Balance Sheet each fairly present, in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis (except as may be indicated in the notes thereto or in Schedule 2.3-1), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods then ended.

     (b) Except as set forth on Schedule 3.1.7(b), as of the Closing Financial Statement Date, neither the Company nor any Subsidiary had any material liabilities of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, whether due or to become due (the "Liabilities") which were required to be reflected in and that were not reflected or reserved against in the Closing Financial Statements. Since the Closing Financial Statement Date, neither the Company nor any Subsidiary has incurred Liabilities that would be required to be reflected in the Closing Financial Statements except Liabilities that were incurred in the usual and ordinary course of business consistent with past practices.

          SECTION 3.1.8 Absence of Certain Changes. Except as disclosed in
Schedule 3.1.8, since the Closing Financial Statement Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or development which has had a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Subsidiary;

     (c) any amendment of any term of any outstanding security of the Company or any Subsidiary;

     (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money in excess of $25,000 other than indebtedness incurred to pay purchase orders in the ordinary course of business consistent with past practices;

     (e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;

     (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business, in either case, material to the Company and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (g) any material change in any method of accounting or accounting practice by the Company or any Subsidiary except for any such change required by reason of a concurrent change in accounting principles generally accepted in the United States of America;

     (h) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement);
(ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary; or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices;

     (i) any casualty loss in excess of $25,000 or termination of a contract involving consideration in excess of $25,000; or

     (j) any execution of a contract in excess of $25,000, except for purchase orders in the ordinary course of business.

          SECTION 3.1.9 No Undisclosed Liabilities. There are no Liabilities other than:

     (a) Liabilities provided for in the Closing Financial Statements or disclosed in the notes thereto;

     (b) Liabilities not required under accounting principles generally accepted in the United States of America to be shown on the Closing Financial Statements;

     (c) Liabilities disclosed on Schedule 3.1.9; or

     (d) Liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto; or Liabilities incurred in the ordinary course of business since the Closing Financial Statement Date.

          SECTION 3.1.10 Contracts.

     (a) Except as disclosed in Schedule 3.1.10, neither the Company nor any Subsidiary is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more that cannot be terminated on not more than 60 days' notice without payment by the Company or any Subsidiary of any material penalty;

          (ii) any agreement for the purchase or license of materials, supplies, goods, services, equipment or other assets providing for either (i) annual payments by the Company and the Subsidiaries of $25,000 or more or (ii) aggregate payments by the Company and the Subsidiaries of $25,000 or more, in each case that cannot be terminated on not more than 60 days' notice without payment by the Company or any Subsidiary of any material penalty;

          (iii) any sales, distribution, lease or other similar agreement providing for the sale or lease by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets (whether of real or personal property) that provides for annual payments to the Company and the Subsidiaries of $25,000 or more;

          (iv) any cooperative development agreement or partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an outstanding principal amount not exceeding $25,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 3.1.8(d);

            (vii) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area; or

            (viii) any agreement with any Seller or any Affiliate of any Seller that will bind the Company or any Subsidiary after the Closing.

      (b) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the Knowledge of the Company or Sellers, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

            SECTION 3.1.11 Litigation. Except as disclosed on Schedule 3.1.11,
(a) there is no action, suit, investigation or proceeding pending, or to the Knowledge of the Company or Sellers threatened, against the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official, and (b) there is no action, suit, investigation or proceeding pending, or to the Knowledge of the Company or Sellers threatened, against any Seller or any of his respective properties before any court or arbitrator or any governmental body, agency or official with respect to the conduct of the Company's or any Subsidiary's business.

            SECTION 3.1.12 Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.1.13 Properties. The Company and the Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Closing Financial Statements or acquired after the Closing Financial Statement Date, except for properties and assets sold since the Closing Financial Statement Date in the ordinary course of business consistent with past practices. Schedule 3.1.13 is a complete list of all real property owned by the Company or any Subsidiary, and the Company has delivered to Buyer a complete list of each item of personal property with an original cost in excess of $1000 owned by the Company or any Subsidiary. None of such property or assets is subject to any Lien, except:

      (a) Liens disclosed on Schedule 3.1.13;

      (b) Liens disclosed on the Closing Financial Statements or notes thereto or securing liabilities reflected on the Closing Financial Statements or notes thereto;

      (c) Liens for taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and in accordance with applicable law;

      (d) mechanic's, materialman's, workmen's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and in accordance with applicable law; and

      (e) Liens incurred in the ordinary course of business since the Closing Financial Statement Date (paragraphs (a)-(e) of this Section 3.1.13 are, collectively, the "Permitted Liens").

            SECTION 3.1.14 Intellectual Property.

      (a) Schedule 3.1.14(a) contains a list of all intellectual property rights owned or licensed and used or held for use by the Company or any Subsidiary (without regard to registration) ("Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of the Intellectual Property Right; (ii) the owner of the Intellectual Property Right; (iii) the jurisdictions by or in which the Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the registration or application numbers; and (v) the filing or issue and expiration dates.

      (b) Except as disclosed in Schedule 3.1.14(b), there are no licenses, sublicenses or other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property Right.

      (c) No Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.

            SECTION 3.1.15 Insurance Coverage. Schedule 3.1.15 is a complete list of (with coverage amounts and expiration dates), and the Company has made available to Buyer complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. Each insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor any Subsidiary has received any notice of cancellation or termination in respect of any such policy or to its knowledge is in default thereunder. Within the past three (3) years neither the Company nor any Subsidiary has been denied insurance coverage for which it has applied. There are no claims by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

            SECTION 3.1.16 Finders' Fees. Except for Needham & Company, Inc., whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

            SECTION 3.1.17 Employees. The Company has made available to Buyer a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary equals or exceeds $75,000 and (b) the wage rates for all other employees of the Company and its Subsidiaries (by classification). There is no collective bargaining or similar labor contract covering any group of employees of the Company or any Subsidiary.

            SECTION 3.1.18 Employee Benefit Plans.

      (a) Schedule 3.1.18(a) identifies each Employee Plan. The Company has made available to Buyer complete copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Schedule 3.1.18(a) identifies each Employee Plan which is (i) a Title IV Plan or (ii) maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is a Multiemployer Plan.

      (b) Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, (B) any liability under Section 4971 of the Code, or (C) any liability for failure to make a contribution to any plan when due, that, in any of cases (A), (B) or (C), could become a liability of the Company or any Subsidiary or Buyer or any of its ERISA Affiliates after the Closing Date.

      (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of the Company, there has been no event since the date of such determination which would adversely affect such qualification; each trust created under any such Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and, to the Knowledge of the Company, there has been no event since the date of such exemption which would adversely affect such exemption. The Company has provided Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

      (d) Schedule 3.1.18(d) identifies each Benefit Arrangement. The Company has furnished to Buyer complete copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written descriptions thereof provided to participants. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

      (e) Except as set forth in Schedule 3.1.18(e), neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

      (f) Except as disclosed in Schedule 3.1.18(f), with respect to each Employee Plan and Benefit Arrangement, any fiduciary or plan administrator or other person dealing with any Employee Plan or Benefit Arrangement or the assets of any such Employee Plan or Benefit Arrangement, there are no actions, suits, Liabilities, investigations or claims pending or to the Knowledge of the Company threatened (other than routine claims for benefits and routine joinders in domestic cases) and, to the Knowledge of the Company, there is no basis to anticipate that any such actions, suits, Liabilities, investigations or claims will be made.

            SECTION 3.1.19 Environmental Matters. Except as disclosed on
Schedule 3.1.19 and except for matters that would not reasonably be expected to have a Material Adverse Effect,

      (a) No claim, written notice, request for information, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or to the Knowledge of the Company or Sellers threatened which allege a violation of any Environmental Law, in each case relating to the Company or any Subsidiary or affecting any real property owned or leased by the Company or any Subsidiary;

      (b) The Company and each Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits and with all other applicable Environmental Laws;

      (c) There has been no written environmental audit conducted within the past five years by Sellers, the Company or any Subsidiary of any real property currently owned or leased by the Company or any Subsidiary which has not been made available to Buyer prior to the date hereof;

      (d) The Company has not caused or permitted any Hazardous Substances to be, and the Company has no Knowledge that any Hazardous Substances were, generated, manufactured, refined, transported, treated, stored, disposed, handled, processed, produced, or released on any property owned or leased by the Company or any Subsidiary except in compliance with all applicable federal state and local laws and regulations;

      (e) Neither the Company nor Sellers have any Knowledge of any Environmental Condition (as that term is hereinafter defined) concerning any real property adjacent to any property owned or leased by the Company or any Subsidiary that would adversely affect any real property owned or leased by the Company or any Subsidiary. The Company has caused to be delivered to Buyer complete copies of all data, sampling results, reports and other information regarding the Environmental Condition of any real property owned or leased by the Company or any Subsidiary, which as of the date of this Agreement are in the possession of the Company or any Subsidiary or of which as of said date the Company has Knowledge. For purposes of this Agreement, "Environmental Condition" means any condition that may exist or have existed with respect to soil, surface or ground waters, stream sediments, and every other environmental media, which condition could require investigation and/or remedial action of any kind under applicable Environmental Laws or which could result in claims, demands, orders or Liabilities by or to third parties, including without limitation, governmental entities; and

      (f) The Company has at all times complied with all Environmental Laws applicable to any property owned or leased by the Company or any Subsidiary, and any activities conducted thereon including, without limitation, those laws and regulations which require notification to the applicable federal, state, county or municipal agency.

      SECTION 3.1.20 P-Com Claims. As of June 30, 2005, the amount of the outstanding account receivable owed the Company by P-Com, Inc. is equal to $415,383.10, and the value of the Company's claim against P-Com, Inc. for inventory is $367,331.71 (collectively, "P-Com Claim").

      SECTION 3.2 Representations and Warranties of Each Seller. Each of the Sellers represents and warrants to Buyer, solely with respect to such Seller, as of the date hereof that:

            SECTION 3.2.1 Authorization. Each Seller is competent to enter into this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and is the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

            SECTION 3.2.2 Ownership of Shares. Each Seller is the record owner of the Shares set forth opposite his respective name in Schedule 2.1, free and clear of all Liens, except for restrictions imposed by federal and state securities laws. Each Seller will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of all Liens.

      SECTION 3.3 No Omission. To the Knowledge of the Company and Sellers, the Company's and Sellers' representations and warranties and all information made available to the Buyer by or on behalf of the Company and Sellers are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the representations, warranties and information not misleading in light of the circumstances under which such statements were made.

      SECTION 3.4 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Sections 3.1 through 3.3 hereof, Sellers and the Company disclaim all other representations and warranties, whether express or implied.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company and Sellers as of the date hereof that:

      SECTION 4.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on Buyer.

      SECTION 4.2 Authorization. Buyer has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

      SECTION 4.3 Government Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the 1934 Act and (ii) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect on Buyer.

      SECTION 4.4 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in
Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not have a Material Adverse Effect on Buyer, (iii) except as disclosed on Schedule 4.4, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer; or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except in connection with the financing of the transaction contemplated in this Agreement.

      SECTION 4.5 Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

      SECTION 4.6 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment and agrees that the Shares may not be sold, transferred, encumbered or otherwise disposed of except in compliance with applicable federal and state securities laws.

      SECTION 4.7 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

      SECTION 4.8 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

      SECTION 4.9 No Omission. To Buyer's Knowledge, Buyer's representations and warranties and all information made available to the Company and Sellers by or on behalf of Buyer are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the representations, warranties and information not misleading in light of the circumstances under which such statements were made.

      SECTION 4.10 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Sections 4.1 through 4.9 hereof, the Buyer disclaims all other representations and warranties, whether express or implied.

                                    ARTICLE 5
                              COVENANTS OF SELLERS

      Sellers agree that:

      SECTION 5.1 Conduct of the Company. From the date hereof until the Closing Date, Sellers shall cause the Company and each Subsidiary to conduct its businesses in the ordinary course consistent with past practices and to use its reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on
Schedule 5.1, Sellers will not permit the Company or any Subsidiary to do any of the following without the prior written consent of Buyer:

      (a) adopt or propose any change in the articles of incorporation or bylaws of the Company or any Subsidiary;

      (a) merge or consolidate with any other Person;

      (b) sell, purchase, lease, license or otherwise dispose of or acquire any assets or property with a value in excess of $25,000 except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practices;

      (c) authorize, issue, sell or otherwise dispose of any shares of capital stock of or any option with respect to the Company or any Subsidiary, or modify or amend any right of any holder of outstanding shares of capital stock of or option with respect to the Company or any Subsidiary;

      (d) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any option with respect to the Company or any Subsidiary not wholly owned by the Company; or

      (e) agree or commit to do any of the foregoing.

      SECTION 5.2 Access to Information. From the date hereof until the Closing Date, Sellers will (a) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries; (b) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request; and (c) instruct counsel and financial advisors of Sellers or the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Sellers' good faith opinion the disclosure of which could subject the Company or any Subsidiary to risk of liability.

      SECTION 5.3 Notices of Certain Events. The Company shall promptly notify Buyer of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims investigations or proceedings commenced relating to Sellers or the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1.11; and

      (d) any material change in the financial condition of the Company or any Subsidiary or in their properties, Liabilities or operations.

      SECTION 5.4 Resignations. The Company will deliver to Buyer the resignations of all directors and executive officers of the Company and each Subsidiary at the Closing Date.

                                    ARTICLE 6
                               COVENANTS OF BUYER

      SECTION 6.1 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, lenders, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company or any Subsidiary furnished by Sellers in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) known on a nonconfidential basis by Buyer or an Affiliate of Buyer prior to its being furnished by the Company or a Subsidiary; (ii) in the public domain through no fault of Buyer or an Affiliate of Buyer; or (iii) acquired on a nonconfidential basis by Buyer or an Affiliate of Buyer from sources, other than Sellers, the Company or any Subsidiary, under no obligation to maintain the confidentiality thereof; provided that Buyer may disclose such information to its officers, directors, employees, accountants, lenders, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and agree to treat such information confidentially. Buyer shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, Buyer and its Affiliates will, and will cause their respective officers, directors, employees, accountants, lenders, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Sellers, the Company or any Subsidiary in connection with this Agreement.

      SECTION 6.2 Access; Assistance.

      (a) Buyer agrees that it will cause the Company and each Subsidiary, on and after the Closing Date, to afford promptly to Sellers, and each of them, and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer. Sellers may during such period, at their expense, make such copies thereof as they may reasonably request. Sellers agree that all documents that are retained by Sellers after the Closing Date and that are related to the Company or the Subsidiaries shall be open for inspection by representatives of Buyer at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.2(b), and that Buyer may during such period, at its expense, make such copies thereof as it may reasonably request.

      (b) Without limiting the generality of Section 6.2(a), for the period described in Section 8.5 with respect to items related to the matters covered by
Article 8 and on the sixth anniversary of the Closing Date with respect to all other items, neither Buyer nor Sellers shall destroy or give up possession of any item referred to in Section 6.2(a) without first offering to the other party, or in the case of items belonging to the Company or the Subsidiaries, to Sellers, the opportunity, at such other party's expense (but without any other payment) to obtain the same. Thereafter, each party shall be free to dispose of such properties, books and records as they see fit.

      (c) Buyer agrees that it will cause the management of the Company and the Subsidiaries to assist Sellers and Sellers' representatives in the preparation of the Closing Date Balance Sheet to be delivered by Sellers to Buyer in accordance with Section 2.4(a) hereof and the actions described in Article 8 hereof.

                                    ARTICLE 7
                         COVENANTS OF BUYER AND SELLERS

      Buyer and Sellers agree that:

      SECTION 7.1 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      SECTION 7.2 Certain Filings. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 7.3 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. If disclosure is required by applicable law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

                                    ARTICLE 8
                                   TAX MATTERS

      SECTION 8.1 Tax Definitions. The following terms, as used herein, have the following meanings:

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Federal Tax" means any Tax imposed under the Code.

      "Final Determination" shall mean, for purposes of Section 8.6(d), (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax or (ii) the payment of Tax by Buyer, Sellers, the Company, any Subsidiary or any of their affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

      "Post-Closing Tax Period" means any Tax period beginning after the Closing Date and, with respect to a Tax period that includes but does not end on the Closing Date, the portion of such Tax period beginning after the Closing Date.

      "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and, with respect to a Tax period that includes but does not end on the Closing Date, the portion of such Tax period ending on the Closing Date.

      "Tax" or "Taxes" means (i) any and all federal, state, local and foreign taxes, charges, fees, levies, assessments or other governmental charges, duties, impositions and liabilities relating to taxes, including, but not limited to, taxes based upon or measured by income, profits, gross receipts, sales, use and occupation, and value added, services, ad valorem, alternative minimum, transfer, license, franchise, capital stock, withholding, payroll, occupancy, recapture, employment, unemployment, stamp, excise and property taxes, together with any and all interest, penalties, additions to tax or additional amounts due from, or in respect of, the Company or any Subsidiary imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax or other amount (a "Taxing Authority").

      SECTION 8.2 Tax Representations.

      (a) Sellers represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date that, except as set forth in the Closing Date Balance Sheet (including the notes thereto) or on Schedule 8.2 provided on the date hereof, (i) all Tax returns, statements, estimates, declarations of estimated tax, information tax reports and forms (collectively, the "Returns") required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Subsidiary have been filed or will be filed on or before the Closing Date in accordance with all applicable laws; (ii) the

Company and the Subsidiaries have timely paid or had paid on their behalf all Taxes due and payable with regard to the Company and its Subsidiaries; (iii) the charges, accruals and reserves for Taxes with respect to the Company and the Subsidiaries reflected on the Closing Date Balance Sheet and on the books of the Company and the Subsidiaries as of the Closing Date are adequate, under accounting principles generally accepted in the United States of America, to cover the Tax liabilities accruing through the Closing Date; and (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against or with respect to the Company or any Subsidiary in respect of any Tax or any waiver of any statute of limitations.

      (b) Between the date hereof and the Closing Date, to the extent Sellers or the Company or any Subsidiary have Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Taxes due or any bill for collection of any Taxes due, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Taxes of the Company or any Subsidiary, Sellers shall provide prompt notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Taxing Authority with respect to such matter.

      (c) Between the date hereof and the Closing Date, Sellers shall not, and shall cause the Company and each Subsidiary not to, take any of the following actions: (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Taxes; or (iii) enter into or amend any agreement or settlement with any Taxing Authority.

      SECTION 8.3 Tax Covenants.

      (a) Buyer covenants that it will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer to amend any Return for a Pre-Closing Tax Period that could give rise to any Tax liability of the Sellers under this Agreement, except as otherwise agreed in writing by the parties. Buyer agrees that Sellers are to have no liability for Taxes for a Post-Closing Tax Period, and agrees to indemnify and hold harmless Sellers and their Affiliates against any such Tax, the parties agreeing in that event to follow the procedures described in Section 10.3.

      (b) Buyer shall have the right and obligation to timely prepare and file and cause to be timely prepared and filed when due all Returns that are required to be filed by the Company or any Subsidiary after the Closing Date. With respect to the Federal, state and local income tax returns for the tax period ended April 3, 2005 and for any tax period of the Company or any Subsidiary that includes (but does not end on) the Closing Date, all such Returns shall be prepared in a manner consistent with past practice in accordance with applicable law and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 15 business days prior to the due date (including extensions) for such Return. Sellers shall have the right to review all work papers and procedures used to prepare any such Return. If Sellers within 10 business days after delivery of any such Return notify Buyer in writing that they object to any item in such Return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Sellers (who shall not have any material relationship with Buyer or Sellers) (the "Accounting Referee"). Upon resolution of all such items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Accounting Referee shall be borne one-half by Buyer and one-half by Sellers.

      SECTION 8.4 Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sellers, and Sellers will, at their own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

      SECTION 8.5 Cooperation on Tax Matters.

      (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, its Subsidiaries or affiliates as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

      (b) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

      SECTION 8.6. Indemnification by Sellers.

      (a) Sellers hereby indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any (i) Tax of the Company or any Subsidiary, and (ii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax, in each case with respect to any Pre-Closing Tax Period to the extent not reflected on the Closing Date Balance Sheet (the sum of 8.6(a)(i) and 8.6(a)(ii) being referred to as a "Tax Loss").

      (b) For purposes of this Section 8.6, in the case of any Tax that is imposed on a periodic basis and is payable for a Tax period that includes but does not end on the Closing Date, the portion of such Tax relating to the portion of such Tax period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with past practice of the Company and the Subsidiaries in accordance with applicable law.

      (c) If any claim or demand for a Tax Loss in respect of which indemnity may be sought pursuant to this Section 8.6 is assessed or asserted in writing against Buyer, any of its Affiliates, the Company or any Subsidiary, the parties shall follow the procedures described in Section 10.3.

      (d) Any amount paid by Sellers under Section 8.6 shall be treated as an adjustment to the Purchase Price unless a Final Determination causes any such amount to not constitute an adjustment to the Purchase Price for Federal Tax purposes.

      SECTION 8.7. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive until the third anniversary of the Closing Date. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

                                   ARTICLE 9
                              CONDITIONS TO CLOSING

      SECTION 9.1 Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived by mutual agreement of Buyer and Sellers.

      (a) No provision of any applicable law or regulation and no judgment, injunction, order (including a temporary restraining order) or decree of any state or federal court or other governmental agency shall prohibit the consummation of the Closing or prohibits Buyer's ownership of the Shares shall have been issued and remain in effect.

      (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have either a Material Adverse Effect or a Material Adverse Effect on Buyer.

      SECTION 9.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions, any one or more of which may be waived by Buyer:

      (a) (i) Sellers and the Company shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers and the Company contained in this Agreement and in any certificate or other writing delivered by Sellers or the Company pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by each of Sellers and the CEO or CFO of the Company to the foregoing effect.

      (b) Buyer shall have received an opinion of Silicon Valley Law Group, counsel to the Company and Sellers, dated the Closing Date to the effect specified in Sections 3.1.1, 3.1.2, 3.1.3, and 3.1.4. In rendering such opinion, such counsel may rely upon certificates of public officers; upon opinions of counsel reasonably satisfactory to Buyer as to matters governed by the laws of jurisdictions other than California, or the federal laws of the United States of America; and, as to matters of fact, upon certificates of officers of the Company or any Subsidiary, copies of which opinions and certificates shall be contemporaneously delivered to Buyer.

      (c) Sellers shall have received all consents, authorizations or approvals from the governmental agencies set forth in Section 9.1(b), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

      (d) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries, all in form and substance reasonably satisfactory to Buyer.

      (e) Sellers shall have caused the Company's 401(k) plan to have been terminated effective immediately before the Closing.

      (f) Brea Industries, Inc., the owner of the premises occupied by the Company, shall have executed and delivered to the Company a new lease for said premises.

      (g) Buyer's lender shall have approved the transaction contemplated by this Agreement.

      (h) Buyer shall have received certificates for the Shares and for the Subsidiary's stock (as required to transfer all such stock that is not owned by the Company to Buyer or its nominee) duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

      (i) Buyer shall have received copies of resolutions of the Company's Board of Directors and Shareholders, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      (j) Buyer shall have received the Company's and Subsidiaries' corporate minute books, seals and stock ledger books.

      (k) Buyer shall have received the resignations described in Section 5.4.

      (l) Buyer shall have received covenants not to compete from Roger Nordby, David

Orosz, Roger Mitri and Peter Dennis, all in form and substance satisfactory to Buyer.

      SECTION 9.3 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions, any one or more of which may be waived by Sellers:

      (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; and (iii) Sellers shall have received a certificate signed by the CEO or CFO of Buyer to the foregoing effect.

      (b) Sellers and the Company shall have received an opinion of Defrees & Fiske LLC, counsel to Buyer, dated the Closing Date to the effect specified in Sections 4.1, 4.2, 4.3, and 4.4. In rendering such opinion, such counsel may rely upon certificates of public officers; upon opinions of counsel reasonably satisfactory to Sellers as to matters governed by the laws of jurisdictions other than Illinois and Delaware (as to corporate law) or the federal laws of the United States of America; and, as to matters of fact, upon certificates of officers of Buyer, copies of which opinions and certificates shall be contemporaneously delivered to Sellers.

      (c) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 9.1(b), in each case in form and substance reasonably satisfactory to Sellers, and no such consent, authorization or approval shall have been revoked.

      (d) Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer to execute and deliver this Agreement, all in form and substance reasonably satisfactory to Sellers.

      (e) Funds in the amounts and payable as set forth in Section 2.1 shall be available to Sellers.

                                   ARTICLE 10
                            SURVIVAL; INDEMNIFICATION

      SECTION 10.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; provided that the covenants, agreements, representations and warranties contained in (a) Section 3.1.19 shall survive until the fifth anniversary of the Closing Date; (b) Section 6.2 shall survive as set forth therein; (c) Article 8 shall survive as set forth in Section 8.6; (d) Sections 10.2(c) and 10.2(d) shall survive as set forth therein; and (e) Buyer's confidentiality letter agreement dated May 7, 2004 shall survive for the period set forth therein. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 10.2 Indemnification.

      (a) Sellers hereby indemnify Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or Sellers pursuant to this Agreement (other than pursuant to Article 8); provided that Sellers shall not be liable under this Section 10.2(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 10.2(a) exceeds $50,000 (the "Basket Amount"), in which case Sellers shall be liable to Buyer for only such Damages in excess of the Basket Amount, but in no event shall Sellers be liable to Buyer in an aggregate amount in excess of the Purchase Price (the "Cap"), and in no event shall any individual Seller be liable to Buyer in an aggregate amount in excess of his respective portion of the Purchase Price. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be liable for, and shall not be required to indemnify Buyer against, any Damages related to the Company's or the Subsidiary's inventory.

      (b) Buyer hereby indemnifies Sellers and their respective Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Sellers or any of their respective Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 8); provided that Buyer shall not be liable under this Section 11.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.2(b) exceeds the Basket Amount, in which case Buyer shall be liable to Sellers for only such Damages in excess of the Basket Amount, but in no event shall Buyer be liable to Sellers in an aggregate amount in excess of the Cap.

      (c) Notwithstanding anything to the contrary in this Agreement, and without regard to any disclosures made by Sellers or the Company hereunder, until the fifth anniversary of the Closing Date, Sellers hereby indemnify Buyer and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer or any of its Affiliates arising out of any failure of the cash-in-lieu of coverage option (that is available to the Company's employees who decline health and dental insurance coverage under the Able Electronics Corporation Health and Welfare Plan) to be included in or subject to a cafeteria plan under Section 125 of the Code. Sellers' indemnification obligations under this Section 10(c) are not limited to (i) amounts in excess of the Basket Amount, or (ii) the Cap, and shall not reduce amounts available to Buyer under either the P-Com Escrow or the Regular Escrow. In no event shall any individual Seller be liable to Buyer in an aggregate amount in excess of his respective portion of the Purchase Price.

      (d) Notwithstanding anything to the contrary in this Agreement, and without regard to any disclosures made by Sellers or the Company hereunder, until the first anniversary of the Closing Date, Sellers hereby indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all Damages incurred or suffered by Buyer or any of its Affiliates arising out of claims by the Company's employee, Lillian Vargas, that the Company through its employee, Jennifer Kidwell, has a hostile work environment.

      SECTION 10.3 Procedures.

      (a) The party seeking indemnification under Article 8 or Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim or Tax Loss, or the commencement of any action or proceeding (including a Tax audit) ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request and the Indemnified Party's calculation of the Damages related to the Claim. The delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such delay or failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to give written notice of objection to the Claim or calculation of Damages under this Section 10.3. If the Indemnifying Party does not give written notice of objection or does not respond within said 30-day period, the Indemnified Party shall be paid the amount of Damages related to the Claim, in immediately available funds, either by the Escrow Agent from the Escrow Account to the extent available, or by the Indemnifying Party as soon as practicable but not later than 5 business days after the expiration of said 30-day period. If the Indemnifying Party gives written notice of objection to the Claim or Damages within said 30-day period, the parties shall resolve the dispute in accordance with the procedures set out in Article 15 of the Escrow Agreement.

      The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, which lead counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the control of the defense, the Indemnifying Party shall provide the Indemnified Party with such assurances as may be reasonably required by the Indemnified Party to assure that the Indemnified Party will assume and be responsible for the entire Third Party Claim. If the Indemnifying Party does not respond within the 30-day period set forth in Section 10.3(a), the Indemnified Party shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnified Party under applicable law. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such Third Party Claim. In any event, the Indemnified Party shall be entitled to employ counsel, at its expense, separate from the counsel employed by the Indemnifying Party.

      (b) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.3,
(i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement or compromise of such Third Party Claim, if the settlement or compromise does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement or compromise imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party. If the Indemnified Party refuses to provide its prior written consent to a bona fide offer of settlement or compromise that the Indemnifying Party wishes to accept, the Indemnifying Party may continue to pursue such settlement or compromise, free of any participation by the Indemnified Party, at the sole expense of the Indemnifying Party. In such event, the obligation of the Indemnifying Party to the Indemnified Party shall be equal to the lesser of (y) the amount of the offer of settlement or compromise which the Indemnified Party refused to accept plus the costs and expense of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement or compromise, and (z) the actual out-of-pocket amount the Indemnified Party is obligated to pay as a result of the Indemnified Party's continuing to pursue the underlying matter. The Indemnifying Party shall be entitled to recover from the Indemnified Party any additional expenses incurred by the Indemnifying Party as a result of the decision of the Indemnified Party to pursue such matter.

      (c) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

      SECTION 10.4 Calculation of Damages; Reduction for Insurance.

      (a) The Indemnifying Party shall not be liable under Section 10.2 for any
(i) Damages relating to any matter to the extent that (a) there is included in the Closing Financial Statements a specific liability or reserve relating to such matter so long as such liability or reserve is not exceeded or (b) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.4; (ii) consequential or punitive Damages; or (iii) Damages for lost profits.

      (b) The amount which an Indemnifying Party is required to pay to, for or on behalf of an Indemnified Party pursuant to this Article 10 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If an Indemnified Party shall have received, or if an Indemnifying Party shall have paid on behalf of such Indemnified Party, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnitee shall promptly pay to the Indemnifying Party the amount of such insurance proceeds or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

      (c) Notwithstanding any other provision of this Agreement to the contrary, if on the

Closing Date the Indemnified Party actually knows of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

      (d) Payments not paid when due under Sections 10.3 and 10.4 hereof shall bear interest at the rate of 6% per annum for each day until paid.

      SECTION 10.5 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party actually in respect of any Damages pursuant to Section 10.2 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

      SECTION 10.6 Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, Buyer waives any rights and claims Buyer may have against Sellers, whether in law or in equity, relating to the Company, any Subsidiary or the Shares or the transactions contemplated hereby. The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, the provisions of Article 8 and Section 10.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.4 and 6.1) or other claim arising out of this Agreement or the transactions contemplated hereby.

      SECTION 10.7 Escrow Agreement.

      (a) At the Closing, Buyer shall pay the P-Com Escrow Amount into the escrow account established pursuant to the P-Com Escrow Agreement substantially in the form designated as Schedule 10.7(a) (the "P-Com Escrow Agreement"). The portion of the P-Com Escrow Amount equal to the amount received by the Company as payment for the P-Com, Inc. receivable or inventory shall be paid to Sellers in proportion to Sellers' interest, pursuant to the terms and conditions set forth in the P-Com Escrow Agreement. The P-Com, Inc. Series E Convertible Preferred Stock received by the Company (delivered by the method set forth in the P-Com Escrow Agreement) shall be held in escrow pursuant to the terms and conditions set forth in the P-Com Escrow Agreement. Any amount received by the Company as a payment by P-Com, Inc. related to a P-Com Claim that is required to be returned by the Company as a preference shall constitute a Claim that may be asserted against the Regular Escrow.

      (b) At the Closing, Buyer shall pay the Regular Escrow Amount into the Escrow Account established pursuant to the Escrow Agreement substantially in the form designated as Schedule 10.7 (b) (the "Regular Escrow Agreement"). Such cash may be reduced and paid back to Buyer pursuant to the terms and conditions of the Escrow Agreement. At the first anniversary of the Closing Date, the amount in the Regular Escrow Agreement in excess of $500,000 shall be paid to Sellers in proportion to Seller's Interest. The Escrow Agreement provides, among other things, that (a) Buyer shall offset against such cash deposited in the escrow account indemnification payments due under this
Article 10, and (b) there shall be released to Sellers on the second anniversary of the Closing Date the balance of the escrow account, less any indemnification payments made under this Article 10, subject to the holdback for unresolved claims for which a notice of claim has been given in accordance with the Escrow Agreement.

                                   ARTICLE 11
                                   TERMINATION

      SECTION 11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by mutual written agreement of Sellers, the Company and Buyer;

      (b) by either Sellers or Buyer if the Closing shall not have been consummated on or before July 31, 2005, so long as the party giving the notice is not in breach of its obligations hereunder;

      (c) by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

      (d) by Buyer, if any of the conditions specified in Section 9.2 hereof shall not have been met by July 31, 2005 and shall not have been waived in writing by Buyer;

      (e) by Sellers, if any of the conditions specified in Section 9.3 hereof shall not have been met by July 31, 2005 and shall not have been waived in writing by Sellers; or

      (f) by Buyer, if the Company or Sellers amend or supplement the Schedules pursuant to Section 12.11(b) in a manner that would have a Material Adverse Effect, in Buyer's reasonable discretion, on the Company or the transactions contemplated hereunder.

      The party desiring to terminate this Agreement pursuant to clauses 11.1(b), 11.1(c), 11.1(d), 11.1(e) or 11.1(f) shall give notice of such termination to the other party.

      SECTION 11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 12.1 such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (a) failure of either party to fulfill a condition to the performance of the obligations of the other party; (b) failure to perform a covenant of this Agreement; or (c) breach by either party hereto of any representation or warranty or agreement continued herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.1, 12.3, 12.5, 12.6, 12.7, 12.8, and 12.9 shall survive any termination hereof pursuant to Section 11.1.

                                   ARTICLE 12
                                  MISCELLANEOUS

      SECTION 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Sellers, to:

            the addresses and fax numbers set forth next to their names on
            Schedule 2.1

            with a copy to:
            Cathryn S. Gawne, Esq.
            Silicon Valley Law Group
            25 Metro Drive, Suite 600
            San Jose, CA 95110
            Fax: 408/573-5701

      if to Buyer, to:

            SigmaTron International, Inc.
            220l Landmeier Road
            Elk Grove Village, IL 60007
            Attn: Gary R. Fairhead
            Fax: 847/956-8709

            with a copy to:

            Defrees & Fiske LLC
            200 South Michigan Avenue
            Suite 1100
            Chicago, IL 60604
            Attention: Henry J. Underwood
            Fax: 312/939-5617

or at such other place as any party hereto shall furnish to each other party hereto in writing.

      All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if delivered personally or by overnight courier or via facsimile, if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

      SECTION 12.2 Amendments and Waivers.

      (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and no exclusive of any rights or remedies provided by law.

      SECTION 12.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

      SECTION 12.5 Joint and Several Obligations of Sellers. Except as provided in Section 10.2(a), the obligations and liabilities of Sellers hereunder shall be the joint and several obligations of all of the Sellers.

      SECTION 12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

      SECTION 12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 12.8 Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be deemed delivered when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 12.9 Entire Agreement. This Agreement, the Escrow Agreement and Buyer's confidentiality agreement dated May 7, 2004 constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, the Escrow Agreement and said letter agreement.

      SECTION 12.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 12.11 Disclosure Schedules.

      (a) The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the party or parties to whom disclosures are made (collectively, "disclosee") and (ii) the disclosure by the disclosing party or parties (collectively, "discloser") of any matter in the Schedules shall not be deemed to constitute an acknowledgment by discloser that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. Where the terms of an agreement, contract or such other disclosure item have been summarized or described in a Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such agreement, contract or other item. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

      (b) From the date hereof until the Closing Date, discloser may amend and/or supplement its respective Schedules to this Agreement to reflect events or changes apparent after the execution of this Agreement.

      SECTION 12.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or otherwise incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 12.13 Sellers' Representative. Roger Nordby (by virtue of the transaction contemplated by this Agreement) be, and he hereby is, irrevocably appointed attorney-in-fact and authorized and empowered to act for and on behalf of any or all of the Sellers (with full power of substitution in the premises) in connection with all matters required to be performed by the Sellers hereunder, including without limitation, deliveries to be made by the Sellers (except as may otherwise be agreed to in writing by all parties to this Agreement), indemnity provisions of Articles 8 or 10, the Escrow Agreement, the notices and consent provisions of this Agreement, and such other matters as are reasonably necessary for the consummation of the transaction. Buyer may rely on any certificate, statement, opinion, report, notice, request, consent or other document believed by it to be genuine and to have been signed or presented by said agent acting in accordance with this power of attorney. Buyer may assume the validity and accuracy of any statement or assertion contained in any of the above, and may assume that said agent purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. If Roger Nordby resigns or is otherwise unable or unwilling to act as Sellers' Representative hereunder, L.
P. David Orosz shall immediately succeed him as Sellers' Representative with the same effect as if originally named. If L. P. David Orosz resigns or is otherwise unable or unwilling to act as Sellers' Representative hereunder, J. Peter Dennis shall immediately succeed him as Sellers' Representative with the same effect as if originally named. If J. Peter Dennis resigns or is otherwise unable or unwilling to act as Sellers' Representative hereunder, Roger Mitri shall immediately succeed him as Sellers' Representative with the same effect as if originally named.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                               SIGMATRON INTERNATIONAL, INC.

                                               By:  /s/ Gary R. Fairhead
                                                    ----------------------------
                                                      Gary R. Fairhead,
                                                      President and CEO

                                               ABLE ELECTRONICS CORPORATION

                                               By:    /s/ J. Peter Dennis
                                                      --------------------------
                                               Title: President and
                                                      Chief Financial Officer

                                               SELLERS:

                                               /s/ Roger Nordby
                                               ---------------------------------
                                                      Roger Nordby

                                               /s/ L. P. David Orosz
                                               ---------------------------------
                                                      L. P. David Orosz

                                               /s/ J. Peter Dennis
                                               ---------------------------------
                                                      J. Peter Dennis

                                               /s/ Roger Mitri
                                               ---------------------------------
                                                      Roger Mitri